Exhibit 15

November 23, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated October 21, 2010, July 22, 2010, and April 22, 2010, on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month and nine-month periods ended September 30, 2010 and 2009, the three-month and six-month periods ended June 30, 2010 and 2009, and the three-month periods ended March 31, 2010 and 2009 included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010, and March 31, 2010, are incorporated by reference in this Registration Statement on Form S-8 dated November 23, 2010.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania